UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 19341


                              PHARMION CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                   71715B 40 9
                                 (CUSIP Number)

                                NOVEMBER 6, 2003
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)


_____________

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments II, L.P. 22-3764772

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5. SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES
                            6. SHARED VOTING POWER
  BENEFICIALLY
                               1,376,986
    OWNED BY
                            7. SOLE DISPOSITIVE POWER
      EACH
                               -0-
    REPORTING
                            8. SHARED DISPOSITIVE POWER
   PERSON WITH
                               1,376,986

--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,376,986
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.44%
--------- ----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments II Advisors Fund, L.P. 22-3784567

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5. SOLE VOTING POWER
   NUMBER OF
                               -0-
    SHARES
                            6. SHARED VOTING POWER
  BENEFICIALLY
                               58,421
   OWNED BY
                            7. SOLE DISPOSITIVE POWER
     EACH
                               -0-
   REPORTING
                            8. SHARED DISPOSITIVE POWER
  PERSON WITH
                               58,421
--------- ----------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          58,421
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.23%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Associates II LLC         22-3764735

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                            5. SOLE VOTING POWER
   NUMBER OF
                              -0-
     SHARES
                            6. SHARED VOTING POWER
  BENEFICIALLY
                               1,435,407
    OWNED BY
                            7. SOLE DISPOSITIVE POWER
      EACH
                               -0-
    REPORTING
                            8. SHARED DISPOSITIVE POWER
   PERSON WITH
                               1,435,407
--------- ----------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,435,407
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.67%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Jay Moorin

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                            5. SOLE VOTING POWER
   NUMBER OF
                               -0-
    SHARES
                            6. SHARED VOTING POWER
  BENEFICIALLY
                               1,435,407
    OWNED BY
                            7. SOLE DISPOSITIVE POWER
      EACH
                               -0-
    REPORTING
                            8. SHARED DISPOSITIVE POWER
   PERSON WITH
                               1,435,407
--------- ----------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,466,657(1)
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.79%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT




______________
(1) Amount assumes exercise by Mr. Moorin of his stock options to purchase 31,250 shares of common stock.

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Alain Schreiber
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Resident Alien
--------- ----------------------------------------------------------------------
                            5. SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES
                            6. SHARED VOTING POWER
  BENEFICIALLY
                               1,435,407
    OWNED BY
                            7. SOLE DISPOSITIVE POWER
     EACH
                               -0-
    REPORTING
                            8. SHARED DISPOSITIVE POWER
   PERSON WITH
                               1,435,407
--------- ----------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,435,407
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.67%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Joyce Tsang

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                            5. SOLE VOTING POWER
   NUMBER OF
                               -0-
    SHARES
                            6. SHARED VOTING POWER
  BENEFICIALLY
                               1,435,407
    OWNED BY
                            7. SOLE DISPOSITIVE POWER
     EACH
                               -0-
    REPORTING
                            8. SHARED DISPOSITIVE POWER
   PERSON WITH
                               1,435,407
--------- ----------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,435,407
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.67%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Pasquale DeAngelis
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                                    (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                            5. SOLE VOTING POWER
   NUMBER OF
                               -0-
     SHARES
                            6. SHARED VOTING POWER
  BENEFICIALLY
                               1,435,407
    OWNED BY
                            7. SOLE DISPOSITIVE POWER
      EACH
                               -0-
    REPORTING
                            8. SHARED DISPOSITIVE POWER
   PERSON WITH
                               1,435,407
--------- ----------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,435,407
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.67%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(A).        NAME OF ISSUER.

         Pharmion Corporation (the "Company").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         The Company's principal executive offices are located at 2525 28th Street, Boulder, CO 80301.

ITEMS 2(A).       NAME OF PERSON FILING.

         This statement is filed on behalf of the following persons with respect to shares of common stock of the Company and stock options to purchase shares of common stock of the Company purchased by such persons (collectively, the "Shares") in connection with the Company's initial public offering, dated November 6, 2003:

         (i) ProQuest Investments II, L.P., a Delaware limited partnership ("Investments II"), with respect to Shares beneficially owned by it;

         (ii) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

         (iii) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

         (iv)  Jay  Moorin,   an  individual  and  a  member  of  Associates  II
("Moorin"), with respect to Shares beneficially owned by Investments II and Advisors Fund;

         (v) Alain Schreiber, an individual and a member of Associates II ("Schreiber"), with respect to Shares beneficially owned by Investments II and Advisors Fund;

         (vi) Joyce Tsang, an individual and a member of Associates II ("Tsang"), with respect to Shares beneficially owned by Investments II and Advisors Fund; and

         (vii) Pasquale DeAngelis, an individual and a member of Associates II ("DeAngelis"), with respect to Shares beneficially owned by Investments II and Advisors Fund.

         The foregoing persons are hereinafter are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         The address of the principal business office of each of the Reporting Persons is 600 Alexander Park, Suite 204, Princeton, NJ 08540.

ITEM 2(C).        CITIZENSHIP.

         Mr. Moorin, Ms. Tsang and Mr. DeAngelis are United States citizens. Mr. Schreiber is a United States resident alien. Investments II and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware. Associates II is a Delaware limited liability company organized under the laws of the State of Delaware.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

         Common stock, par value $0.001 per share.

ITEM 2(E).        CUSIP NUMBER.

         71715B 40 9

ITEM 3.

         If this  statement is filed  pursuant to Rules 13d-1(b) or 13d- 2(b) or
(c), check whether the person filing is a:

         (a) |_| Broker or dealer registered under Section 15 of the Act,

         (b)          |_| Bank as defined in Section 3(a)(6) of the Act,

         (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

         (e)          |_|  Investment  Adviser  in  accordance  with Rule  13d-1
                      (b)(1)(ii)(E),

         (f) |_| Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

         (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

         (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

         (i)          |_| Church Plan that is excluded from the definition of an
                      investment   company   under   Section   3(c)(14)  of  the
                      Investment Company Act of 1940,

         (j)          |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to 13d-1(c), check this box: |X|

ITEM 4.           OWNERSHIP.

         The percentages used herein are calculated based upon 25,293,930 shares issued and outstanding, as of March 25, 2004, based upon the representation of the Company. As of the close of business on March 25, 2004, the Reporting Persons owned shares of the Company's common stock in the amounts and percentages listed below:

         A. PROQUEST INVESTMENTS II, L.P.

         (a) Amount beneficially owned: 1,376,986

         (b) Percent of class: 5.44%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 1,376,986

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        1,376,986

         B.       PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

         (a) Amount beneficially owned: 58,421

         (b) Percent of class: 0.23%

         (c)      (i)   Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 58,421

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared power to dispose or direct the disposition:
                        58,421

         C.       PROQUEST ASSOCIATES II LLC

         (a) Amount beneficially owned: 1,435,407

         (b) Percent of class: 5.67%

         (c)      (i)   Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 1,435,407

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared power to dispose or direct the disposition:
                        1,435,407

         G.       JAY MOORIN

         (a) Amount beneficially owned: 1,466,657 (assumes exercise by Mr. Moorin of his stock options to purchase 31,250 shares of common stock)

         (b) Percent of class: 5.79%

         (c)      (i)   Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 1,435,407

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        1,435,407

         H.       ALAIN SCHREIBER

         (a) Amount beneficially owned: 1,435,407

         (b) Percent of class: 5.67%

         (c)      (i)  Sole power to vote or direct the vote: -0-

                  (ii) Shared power to vote or direct the vote: 1,435,407

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        1,435,407

         I.       JOYCE TSANG

         (a) Amount beneficially owned: 1,435,407

         (b) Percent of class: 5.67%

         (c)      (i)   Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 1,435,407

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        1,435,407

         J.       PASQUALE DEANGELIS

         (a) Amount beneficially owned: 1,435,407

         (b) Percent of class: 5.67%

         (c)      (i)   Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 1,435,407

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        1,435,407

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of the Shares which represents more than five percent of the number of outstanding shares of the Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10.          CERTIFICATIONS.

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  April __, 2004

                                ________________________________________________
                                Pasquale DeAngelis, individually, as a member of ProQuest Associates II LLC, and as a member of ProQuest Associates II LLC on behalf of ProQuest Investments II, L.P. and ProQuest Investments II Advisors Fund, L.P.


                                                       *
                                ------------------------------------------------
                                Jay Moorin, individually


                                                       *
                                ------------------------------------------------
                                Alain Schreiber, individually


                                                       *
                                ------------------------------------------------
                                Joyce Tsang, individually


*By:
    ---------------------------------------------
    Pasquale DeAngelis, Attorney-in-Fact
    Power of attorney filed as an exhibit hereto



                                  Index Exhibit

                                  SCHEDULE 13G

EXHIBIT NUMBER    EXHIBIT DESCRIPTION
--------------    -------------------
99.1              Joint Filing Agreement
99.2              Power of Attorney